Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey - VP of Investor Relations

(314) 213-7277 / klowrey@escotechnologies.com

ESCO REPORTS SECOND QUARTER FISCAL 2025 RESULTS

- Q2 Sales increase 7% to $266 Million -

- Q2 GAAP EPS increases 33% to $1.20 -

- Q2 Adjusted EPS increases 24% to $1.35 -

- Q2 Orders increase 22% to $291 Million / Book-to-Bill of 1.10x -

ST. LOUIS, May 7, 2025 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the second quarter ended March 31, 2025 (Q2 2025).

Operating Highlights

•	Q2 2025 Sales increased $16.4 million (7 percent) to $265.5 million compared to $249.1 million in Q2 2024.
•	Q2 2025 Entered Orders were $290.8 million for a book-to-bill ratio of 1.10x, resulting in record backlog of $932 million.
•	Q2 2025 GAAP EPS increased 33 percent to $1.20 per share compared to $0.90 per share in Q2 2024.
•	Q2 2025 Adjusted EPS increased 24 percent to $1.35 per share compared to $1.09 per share in Q2 2024.
•	Net cash provided by operating activities was $58 million YTD, an increase of $39 million compared to the prior year period.

Bryan Sayler, Chief Executive Officer and President, commented, “Q2 was another strong quarter as we delivered 7 percent top line growth, 250 basis points of Adjusted EBITDA margin expansion, and a 24 percent increase in Adjusted EPS compared to the prior year. All three segments delivered solid revenue growth, highlighted by strength across our Navy, commercial aerospace, utility, and Test end-markets. It was very positive to see orders increase 22 percent over the prior year, with particular strength in both USG and Test.

“As previously announced, we closed the SM&P acquisition on April 25th. Going forward, SM&P will be known as ESCO Maritime Solutions (Maritime). We are happy to welcome the Maritime employees to the ESCO team. Maritime’s signature and power management solutions meaningfully expand our naval product offerings in both the US and UK. We are optimistic about the future of ESCO and are pleased to have Maritime join us as an integral part of that journey.”

Segment Performance

Aerospace & Defense (A&D)

•	Sales increased $8.7 million (8 percent) to $123.4 million in Q2 2025 from $114.7 million in Q2 2024. The Q2 increase was driven by strength in Navy and aerospace sales.
•	EBIT increased $6.9 million in Q2 2025 to $30.3 million from $23.4 million in Q2 2024. Adjusted EBIT increased $6.7 million in Q2 2025 to $30.3 million (24.6 percent margin) from $23.6 million (20.6 percent margin) in Q2 2024. Margin improvement was driven by price increases and mix, partially offset by inflationary pressures.
•	Entered Orders increased $6 million (5 percent) to $122 million in Q2 2025 compared to $116 million in Q2 2024. Q2 2025 included a $6M order for PTI’s cartridge actuated devices/propellant actuated devices (CAD/PAD) products. The segment book-to-bill was 0.99x in the quarter, resulting in ending backlog of $605 million.

Utility Solutions Group (USG)

•	Sales increased $3.5 million (4 percent) to $90.8 million in Q2 2025 from $87.3 million in Q2 2024. Doble’s sales increased by $3.5 million (5 percent) driven by a strong quarter for offline and protection testing products and services, partially offset by lower cybersecurity/compliance (DUCe) solutions. NRG sales were flat to the prior year due to moderation in renewable energy projects.
•	EBIT increased $3.2 million in Q2 2025 to $20.8 million from $17.6 million in Q2 2024. Adjusted EBIT increased $3.3 million in Q2 2025 to $20.9 million (23.0 percent margin) from $17.6 million (20.1 percent margin) in Q2 2024. Margin was favorably impacted by leverage on higher volume, price increases and mix, partially offset by inflationary pressures.
•	Entered Orders increased $13 million (17 percent) to $92 million in Q2 2025. Doble orders increased by $11 million (17 percent) on strong offline test equipment and services orders. NRG orders increased by $2 million (15 percent) driven by solar orders in North America and EMEA. The segment book-to-bill was 1.02x in the quarter, resulting in ending backlog of $124 million.

RF Test & Measurement (Test)

•	Sales increased $4.3 million (9 percent) to $51.4 million in Q2 2025 from $47.1 million in Q2 2024. Sales growth was primarily driven by higher Test and Measurement, industrial shielding, and medical services in the US, along with a strong quarter for MPE filters projects.
•	EBIT increased $0.9 million in Q2 2025 to $6.4 million from $5.5 million in Q2 2024. Adjusted EBIT increased $0.7 million in Q2 2025 to $6.4 million (12.4 percent margin) from $5.7 million (12.2 percent margin) in Q2 2024. Margin was favorably impacted by leverage on higher volume, price increases, and cost reduction efforts, partially offset by unfavorable mix and inflationary pressures.
•	Entered Orders increased $33 million (75 percent) to $77 million in Q2 2025. The increase was primarily driven by a strong quarter for US Test & Measurement, filters, and medical and industrial shielding orders. In addition, orders in China increased $9M in the quarter, primarily related to Test & Measurement projects. The segment book-to-bill was 1.50x in the quarter, resulting in ending backlog of $203 million.

Business Outlook – 2025

Guidance for Q3 2025 and FY 2025 is being shown both with and without the impact of Maritime to provide insight into our expectations for Maritime’s impact on the remainder of Q3 2025 (approximately 2 months) and FY 2025 (approximately 5 months). The transaction costs and purchase accounting amortization associated with the Maritime acquisition have not yet been finalized and are not included in our current business outlook.

Consistent with our initial FY 2025 guidance, organic sales are expected to grow 6 to 8 percent in FY 2025. Maritime is expected to contribute sales in the range of $90 to $100 million in FY 2025.

	Guidance Range ($ Millions)
Sales Guidance excluding Maritime	$1,090	$1,110
Maritime Impact	$90	$100
Sales Guidance including Maritime	$1,180	$1,210

In our Q1 2025 earnings release (dated 2/6/2025), FY 2025 Adjusted EPS guidance was increased to $5.55-$5.75. Due to continued market strength and improvement in operational performance, we are raising our full-year guidance by another $0.10 to $5.65 to $5.85 (18 to 23 percent growth over the prior year). Maritime is expected to contribute Adjusted EPS in the range of $0.20 - $0.30 in FY 2025.

	Guidance Range
Previous FY 2025 Adjusted EPS Guidance	$5.55	$5.75
Guidance Increase	$0.10	$0.10
Updated FY'25 Adjusted EPS Guidance excluding Maritime	$5.65	$5.85
Maritime Impact	$0.20	$0.30
Updated FY'25 Adjusted EPS Guidance including Maritime	$5.85	$6.15

Management’s expectation is for Q3 Adjusted EPS without Maritime to be in the range of $1.50 to $1.60 (15 to 22 percent growth over the prior year quarter). Maritime is expected to add Adjusted EPS in the range of $0.08 to $0.12 in Q3 2025.

	Guidance Range
Q3 2025 Adjusted EPS Guidance excluding Maritime	$1.50	$1.60
Maritime Impact	$0.08	$0.12
Q3 2025 Adjusted EPS Guidance including Maritime	$1.58	$1.72

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on July 17, 2025 to stockholders of record on July 2, 2025.

Conference Call

The Company will host a conference call today, May 7, at 4:00 p.m. Central Time, to discuss the Company’s Q2 2025 results. A live audio webcast and an accompanying slide presentation will be available in the Investor Center of ESCO’s website. Participants may also access the webcast using this registration link. For those unable to participate, a webcast replay will be available after the call in the Investor Center of ESCO’s website.

Forward-Looking Statements

Statements in this press release regarding Management’s intentions, expectations and guidance for fiscal 2025, including restructuring and cost reduction actions, sales, orders, revenues, margin, earnings, Adjusted EPS, acquisition related amortization, and any other statements which are not strictly historical, are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this presentation, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and the following: the timing and outcome, if any, of the Company’s strategic alternatives review of the VACCO business; the impacts of climate change and related regulation of greenhouse gases; the impacts of labor disputes, civil disorder, wars, elections, political changes, tariffs and trade disputes, terrorist activities, cyberattacks or natural disasters on the Company’s operations and those of the Company’s customers and suppliers; disruptions in manufacturing or delivery arrangements due to shortages or unavailability of materials or components or supply chain disruptions; inability to access work sites; the timing and content of future contract awards or customer orders; the timely appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties or data breaches; the availability of acquisitions; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; material changes in the costs and availability of certain raw materials; material changes in the cost of credit; changes in laws and regulations including but not limited to changes in accounting standards and taxation; changes in interest, inflation and employment rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration and performance of acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described in the attached Reconciliation of Non-GAAP Financial Measures, and “Adjusted EPS” as GAAP earnings per share excluding the net impact of the items described and reconciled in the attached Reconciliation of Non-GAAP Financial Measures.

EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation, and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

About ESCO

ESCO Technologies is a global provider of highly engineered products and solutions serving diverse end-markets. It manufactures filtration and fluid control products, advanced composites, as well as signature and power management solutions for aviation, Navy, space, and industrial customers. ESCO is an industry leader in designing and manufacturing RF test and measurement products and systems; and provides diagnostic instruments, software and services to industrial power users and the electric utility and renewable energy industries. Headquartered in St. Louis, Missouri, ESCO and its subsidiaries have offices and manufacturing facilities worldwide. For more information on ESCO and its subsidiaries, visit ESCO’s website at www.escotechnologies.com.

 ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2025		Three Months Ended March 31, 2024
Net Sales	$265,519		249,129
Cost and Expenses:
Cost of sales	156,298		152,347
Selling, general and administrative expenses	58,163		55,097
Amortization of intangible assets	7,989		8,572
Interest expense	2,195		3,226
Other expenses (income), net	375		666
Total costs and expenses	225,020		219,908

Earnings before income taxes	40,499		29,221
Income tax expense	9,466		6,002

Net earnings	$31,033		23,219

Earnings Per Share (EPS)

Diluted - GAAP	$1.20		0.90

Diluted - As Adjusted Basis	$1.35	(1)	1.09	(2)

Diluted average common shares O/S:	25,877		25,847

(1)	Q2 2025 Adjusted EPS excludes $0.15 per share of after-tax charges consisting primarily of acquisition related amortization.

(2)	Q2 2024 Adjusted EPS excludes $0.19 per share of after-tax charges consisting of: $0.02 of MPE acquisition backlog charges, $0.02 of restructuring charges (primarily severance) within the Test and A&D segments, and $0.15 of acquisition related amortization.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2025		Six Months Ended March 31, 2024
Net Sales	$512,545		467,443
Cost and Expenses:
Cost of sales	304,940		286,498
Selling, general and administrative expenses	116,947		109,065
Amortization of intangible assets	15,982		16,440
Interest expense	4,452		5,893
Other expenses (income), net	(216)		872
Total costs and expenses	442,105		418,768

Earnings before income taxes	70,440		48,675
Income tax expense	15,934		10,287

Net earnings	$54,506		38,388

Earnings Per Share (EPS)

Diluted - GAAP	$2.11		1.49

Diluted - As Adjusted Basis	$2.42	(1)	1.85	(2)

Diluted average common shares O/S:	25,854		25,846

(1)	YTD Q2 2025 Adjusted EPS excludes $0.31 per share of after-tax charges consisting primarily of $0.01 of restructuring charges within the Test segment and $0.30 of acquisition related amortization.

(2)	YTD Q2 2024 Adjusted EPS excludes $0.36 per share of after-tax charges consisting of: $0.05 of MPE acquisition backlog and inventory step-up charges and acquisition costs, $0.02 of restructuring charges (primarily severance) within the Test and A&D segments, and $0.29 of acquisition related amortization.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	GAAP		As Adjusted
	Q2 2025	Q2 2024	Q2 2025	Q2 2024
Net Sales
Aerospace & Defense	$123,369	114,701	123,369	114,701
USG	90,767	87,309	90,767	87,309
Test	51,383	47,119	51,383	47,119
Totals	$265,519	249,129	265,519	249,129

EBIT
Aerospace & Defense	$30,296	23,377	30,298	23,640
USG	20,779	17,575	20,862	17,575
Test	6,369	5,542	6,369	5,745
Corporate	(14,750)	(14,047)	(9,648)	(8,260)
Consolidated EBIT	42,694	32,447	47,881	38,700
Less: Interest expense	(2,195)	(3,226)	(2,195)	(3,226)
Less: Income tax expense	(9,466)	(6,002)	(10,659)	(7,440)
Net earnings	$31,033	23,219	35,027	28,034

Note 1: Adjusted net earnings of $35.0 million in Q2 2025 exclude $4.0 million (or $0.15 per share) of after-tax charges consisting primarily of acquisition related amortization.

Note 2: Adjusted net earnings of $28.0 million in Q2 2024 exclude $4.8 million (or $0.19 per share) of after-tax charges consisting of: $0.02 of MPE acquisition backlog charges, $0.02 of restructuring charges (primarily severance) within the Test and A&D segments, and $0.15 of acquisition related amortization.

EBITDA Reconciliation to Net earnings:

			Q2 2025 -	Q2 2024 -
	Q2 2025	Q2 2024	As Adjusted	As Adjusted
Consolidated EBITDA	$56,668	46,550	56,895	47,174
Less: Depr & Amort	(13,974)	(14,103)	(9,014)	(8,474)
Consolidated EBIT	42,694	32,447	47,881	38,700
Less: Interest expense	(2,195)	(3,226)	(2,195)	(3,226)
Less: Income tax expense	(9,466)	(6,002)	(10,659)	(7,440)
Net earnings	$31,033	23,219	35,027	28,034

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	GAAP		As Adjusted
	YTD Q2 2025	YTD Q2 2024	YTD Q2 2025	YTD Q2 2024
Net Sales
Aerospace & Defense	$237,670	209,434	237,670	209,434
USG	177,427	170,293	177,427	170,293
Test	97,448	87,716	97,448	87,716
Totals	$512,545	467,443	512,545	467,443

EBIT
Aerospace & Defense	$51,892	40,040	51,920	40,303
USG	41,269	35,200	41,352	35,320
Test	10,791	7,321	11,256	7,797
Corporate	(29,060)	(27,993)	(18,959)	(16,860)
Consolidated EBIT	74,892	54,568	85,569	66,560
Less: Interest expense	(4,452)	(5,893)	(4,452)	(5,893)
Less: Income tax	(15,934)	(10,287)	(18,390)	(13,045)
Net earnings	$54,506	38,388	62,727	47,622

Note 1: Adjusted net earnings of $62.7 million in YTD 2025 exclude $8.2 million (or $0.31 per share) of after-tax charges consisting of: $0.01 of restructuring charges within the Test segment and acquisition related costs at Corporate, and $0.30 of acquisition related amortization.

Note 2: Adjusted net earnings of $47.6 million in YTD 2024 exclude $9.2 million (or $0.36 per share) of after-tax charges consisting of: $0.05 of MPE acquisition backlog and inventory step-up charges and acquisition costs, $0.02 of restructuring costs (primarily severance) within the Test and A&D segments, and $0.29 of acquisition related amortization.

EBITDA Reconciliation to Net earnings:

			YTD	YTD
	YTD	YTD	Q2 2025 -	Q2 2024 -
	Q2 2025	Q2 2024	As Adjusted	As Adjusted
Consolidated EBITDA	$102,673	82,123	103,393	83,582
Less: Depr & Amort	(27,781)	(27,555)	(17,824)	(17,022)
Consolidated EBIT	74,892	54,568	85,569	66,560
Less: Interest expense	(4,452)	(5,893)	(4,452)	(5,893)
Less: Income tax expense	(15,934)	(10,287)	(18,390)	(13,045)
Net earnings	$54,506	38,388	62,727	47,622

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2025	September 30, 2024
Assets
Cash and cash equivalents	$57,397	65,963
Accounts receivable, net	218,123	240,680
Contract assets	125,281	130,534
Inventories	231,200	209,164
Other current assets	28,752	22,308
Total current assets	660,753	668,649
Property, plant and equipment, net	172,081	170,596
Intangible assets, net	394,594	407,602
Goodwill	536,222	539,899
Operating lease assets	38,322	37,744
Other assets	13,690	14,130
	$1,815,662	1,838,620

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	81,244	98,371
Contract liabilities	128,114	124,845
Other current liabilities	92,661	106,638
Total current liabilities	322,019	349,854
Deferred tax liabilities	72,580	75,333
Non-current operating lease liabilities	35,948	34,810
Other liabilities	39,787	39,273
Long-term debt	68,000	102,000
Shareholders' equity	1,277,328	1,237,350
	$1,815,662	1,838,620

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended March 31, 2025	Six Months Ended March 31, 2024
Cash flows from operating activities:
Net earnings	$54,506	38,388
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	27,781	27,555
Stock compensation expense	5,323	4,144
Changes in assets and liabilities	(27,207)	(47,869)
Effect of deferred taxes	(2,128)	(2,981)
Net cash provided by operating activities	58,275	19,237

Cash flows from investing activities:
Acquisition of business, net of cash acquired	-	(56,179)
Capital expenditures	(15,350)	(16,301)
Additions to capitalized software	(5,465)	(5,912)
Net cash used by investing activities	(20,815)	(78,392)

Cash flows from financing activities:
Proceeds from long-term debt	66,000	154,000
Principal payments on long-term debt and short-term borrowings	(100,000)	(65,000)
Dividends paid	(4,130)	(4,125)
Purchases of common stock into treasury	-	(7,189)
Other	(6,146)	(1,432)
Net cash (used) provided by financing activities	(44,276)	76,254

Effect of exchange rate changes on cash and cash equivalents	(1,750)	471

Net (decrease) increase in cash and cash equivalents	(8,566)	17,570
Cash and cash equivalents, beginning of period	65,963	41,866
Cash and cash equivalents, end of period	$57,397	59,436

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q2 2025	A&D	USG	Test	Total
Beginning Backlog - 1/1/25	$606,687	122,857	177,404	906,948
Entered Orders	121,706	92,184	76,950	290,840
Sales	(123,369)	(90,767)	(51,383)	(265,519)
Ending Backlog - 3/31/25	$605,024	124,274	202,971	932,269

Backlog And Entered Orders - YTD Q2 2025	A&D	USG	Test	Total
Beginning Backlog - 10/1/24	$600,382	119,943	158,644	878,969
Entered Orders	242,312	181,758	141,775	565,845
Sales	(237,670)	(177,427)	(97,448)	(512,545)
Ending Backlog - 3/31/25	$605,024	124,274	202,971	932,269

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q2 2025
EPS – GAAP Basis – Q2 2025	$1.20
Adjustments (defined below)	0.15
EPS – As Adjusted Basis – Q2 2025	$1.35

Adjustments exclude $0.15 per share consisting primarily of acquisition related amortization.

The $0.15 of EPS adjustments per share consists of $5.2 million of pre-tax charges offset by $1.2 million of tax benefit for net impact of $4 million.

EPS – Adjusted Basis Reconciliation – Q2 2024
EPS – GAAP Basis – Q2 2024	$0.90
Adjustments (defined below)	0.19
EPS – As Adjusted Basis – Q2 2024	$1.09

Adjustments exclude $0.19 per share consisting primarily of $0.02 of MPE acquisition backlog charges, $0.02 of restructuring charges within the Test and A&D segments, and $0.15 of acquisition related amortization.

The $0.19 of EPS adjustments per share consists of $6.2 million of pre-tax charges offset by $1.4 million of tax benefit for net impact of $4.8 million.

EPS – Adjusted Basis Reconciliation – YTD Q2 2025
EPS – GAAP Basis – YTD Q2 2025	$2.11
Adjustments (defined below)	0.31
EPS – As Adjusted Basis – YTD Q2 2025	$2.42

Adjustments exclude $0.31 per share consisting primarily of $0.01 of restructuring charges within the Test segment and $0.30 of acquisition related amortization.

The $0.31 of EPS adjustments per share consists of $10.7 million of pre-tax charges offset by $2.5 million of tax benefit for net impact of $8.2 million.

EPS – Adjusted Basis Reconciliation – YTD Q2 2024
EPS – GAAP Basis – YTD Q2 2024	$1.49
Adjustments (defined below)	0.36
EPS – As Adjusted Basis – YTD Q2 2024	$1.85

Adjustments exclude $0.36 per share consisting primarily of $0.05 of MPE acquisition backlog charges, inventory step-up charges and acquisition costs, $0.02 of restructuring charges, and $0.29 of acquisition related amortization.

The $0.36 of EPS adjustments per share consists of $12 million of pre-tax charges offset by $2.8 million of tax benefit for net impact of $9.2 million.